Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VERENIUM APPOINTS JOHN F. DEE TO BOARD OF DIRECTORS

— Adds significant strategic biotech business experience —

CAMBRIDGE, Mass., May 12, 2008 — Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced the appointment of John F. Dee to its Board of Directors. The Company also announced that Geoffrey Hazlewood, Ph.D., Senior Vice President of Research, has resigned for personal reasons effective May 31, 2008 and will be returning to his native England. Dr. Hazlewood will remain as an exclusive consultant to the Company and will also join its scientific advisory board, enabling him to play an ongoing role in bringing many of Verenium’s important research projects to a successful conclusion.

“We are very pleased that John has joined the Verenium Board, as his extensive executive-level experience working with emerging-growth companies in strategic, financial and operational development will contribute valuable perspective while the Company rapidly accelerates into a commercial-scale producer of next-generation biofuels,” said Carlos A. Riva, President and Chief Executive Officer at Verenium. “I’d also like to thank Geoff Hazlewood for his many years of significant service and contributions to Verenium and look forward to his continuing involvement.”

Mr. Dee served as President, Chief Executive Officer, and Director of Hypnion, Inc., a privately-held neurosciences drug discovery company, from its founding in July 2000 through its $315 million acquisition by Eli Lilly and Company in April 2007. Before Hypnion, Mr. Dee spent three years as a “turn-around” CEO, specializing in reviving under-performing biotechnology companies including Genta, Inc. Prior to his move into biotechnology, Mr. Dee spent several years as a senior management consultant at McKinsey & Co., Inc., an international management consulting firm, where he led teams of senior executives in the development and implementation of new strategic directives and performance improvements.

Mr. Dee currently sits on the Board of Directors for NeuroPhase Inc., a pioneering neuroscience company focused on Alzheimer’s, and BioProcessors Corporation, a privately-held company that develops innovative biomanufacturing workflow methods and technologies for biopharmaceutical companies around the world. Mr. Dee holds an M.S. in Engineering from Stanford University and an M.B.A. from Harvard University.

About Verenium

Verenium Corporation is a leader in the development and commercialization of next-generation cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the alternative fuels, specialty industrial processes, and animal nutrition and health markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of cellulosic feedstocks, including

PRESS RELEASE

sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars. Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions.

Verenium operates one of the nation’s first cellulosic ethanol pilot plants, an R&D facility, in Jennings, Louisiana and has entered the start-up phase at its 1.4 million gallon-per-year demonstration-scale facility. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., Ltd. and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan — the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the Company’s future growth, its expectations for its business and operations in 2008, anticipated product volume growth and improvement in product revenue, product gross profit and product gross margin, startup, commissioning, testing and operation of its demonstration plant, future commercial cellulosic ethanol projects, the impact of the Company’s 2007 and 2008 accomplishments on its business in the future, the Company’s 2008 corporate objectives and goals and financial guidance for the remainder of 2008, and the Company’s ability to continue to the scope of its operations as planned ,all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations, Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s Form 8-K filed on April 8, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward looking statements.

###

Contact:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com